PROXIES MAILED FOR CALIFORNIA MUNICIPAL BOND FUND MERGERS
SPARTAN CA INCOME, SPARTAN CA INTERMEDIATE, AND FIDELITY CA INSURED PROPOSED TO MERGE INTO FIDELITY CA INCOME
MERGER CANDIDATES                      SURVIVING FUND



SPARTAN CA INCOME (#456)

SPARTAN CA INTERMEDIATE (#432)         FIDELITY CA INCOME (#091)

FIDELITY CA INSURED (#403)


The proxy for the proposed California municipal bond fund mergers was mailed on June 9 and June 10. The proxy provides detailed information on the 3 mergers and the surviving fund, Fidelity CA Income. The package also contains the proxy card(s) that allows shareholders to vote on the proposal for their fund.
As part of the overall strategy to consolidate and simplify the municipal bond product line, Fidelity is asking the shareholders of the above 3 funds to approve a merger of their fund into Fidelity CA Income.
The proxy solicitation process began with the mailing of proxy packages on June 9. If not enough people vote, we will take further action to solicit votes including follow-up letters and/or reminder calls. The funds' shareholder meeting is scheduled for August 4, 1997. It is anticipated that the mergers, if approved, should be complete on or about August 28, 1997.
Shareholders were initially notified of the proposed mergers in a letter that mailed on March 1. These shareholders also received a notification letter in early April outlining the new standardized features of the municipal bond fund product line. (see NEWSLINE dated April 1, 1997)
CLICK TO VIEW Q&AS

Q&A PROVIDED TO SHAREHOLDERS IN PROXY LETTER
WHAT PROPOSALS AM I BEING ASKED TO VOTE ON?
If you are a shareholder in the following fund(s), you will be asked to vote on the indicated proposal(s):
SPARTAN CALIFORNIA MUNICIPAL INCOME FUND
(medium solid bullet) To approve a merger of Spartan California Municipal Income Fund into Fidelity
 California Municipal Income Fund. (Proposal 1)
SPARTAN CALIFORNIA INTERMEDIATE MUNICIPAL INCOME FUND
(medium solid bullet) To approve a merger of Spartan California Intermediate Municipal Income Fund into
 Fidelity California Municipal Income Fund. (Proposal 2)
FIDELITY CALIFORNIA INSURED MUNICIPAL INCOME FUND
(medium solid bullet) To approve a merger of Fidelity California Insured Municipal Income Fund into Fidelity
 California Municipal Income Fund. (Proposal 3)
Each fund votes separately on the merger proposals. It will not be necessary for all three proposals to be approved for any one of them to take place.
WHAT IS THE REASON FOR AND ADVANTAGES OF THESE MERGERS?
Fidelity believes it can offer you a simpler and more efficient California product line if the four funds are combined into one. Shareholders would benefit from the more efficient product line through lower expenses, guaranteed for more than two years.
DO THE FUNDS BEING MERGED HAVE SIMILAR INVESTMENT POLICIES?
All four funds are California municipal bond funds that seek double tax-free income for California residents. Generally speaking, Fidelity CA Income has a broader investment mandate than Spartan CA Intermediate or Fidelity CA Insured.
SPARTAN CA INCOME and Fidelity CA Income have identical investment policies.
SPARTAN CA INTERMEDIATE maintains a shorter average maturity and has less interest rate sensitivity than Fidelity CA Income.
FIDELITY CA INSURED is required to invest at least 65% of its assets in municipal securities that are covered by insurance guaranteeing the timely payment of principal and interest. Fidelity CA Income does not have a required level for investments in insured bonds.
WHO IS THE FUND MANAGER FOR THESE FUNDS?
Jonathan Short currently manages all four funds and is expected to manage the combined fund.
HOW DO THE EXPENSE STRUCTURES AND FEES OF THE FUNDS COMPARE?
All four funds currently have the same expenses, equal to 0.55% of their average net assets per year.
Although the funds' expenses are currently the same, they have different contracts with Fidelity. SPARTAN CA INCOME and SPARTAN CA INTERMEDIATE each pay an "all-inclusive" management fee to Fidelity Management & Research Company (FMR) at a rate of 0.55% of average net assets which covers substantially all fund expenses.
FIDELITY CA INSURED and FIDELITY CA INCOME have an expense structure that charges separately for management fees and other operating expenses. As of April 1, 1997, FMR has voluntarily agreed to reimburse these two funds to the extent that the total operating expenses exceed 0.55% of average net assets.
If any or all of the mergers are approved, the combined fund will retain Fidelity CA Income's current expense structure. However, FMR has agreed to limit the combined fund's expenses to 0.53% of average net assets through December 31, 1999. This represents an expense reduction of 0.02% of the fund's average net assets per year. After that date, the combined fund's expenses could increase.
WHAT WILL BE THE NAME OF THE SURVIVING FUND AFTER THE MERGERS ARE COMPLETE? Upon approval of the Spartan CA Income merger, the combined fund's name will be changed to Spartan California Municipal Income Fund.
WHAT IF THERE ARE NOT ENOUGH VOTES TO REACH QUORUM BY THE SCHEDULED SHAREHOLDER MEETING DATE?
If enough people do not vote, we will need to take further action. We or outside solicitors may contact you by mail, telephone, facsimile, or by personal interview. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings, telephone calls or other solicitations.
WHAT HAPPENS IF THE PROPOSAL FOR MY FUND IS NOT APPROVED?
If quorum is not reached by the time of the Shareholder Meeting (August 4,
1997), the meeting may be adjourned to permit further solicitation of proxy votes. If the proposal to merge your fund is not approved by shareholders, your fund will reopen to new accounts.
WHAT ARE THE FEDERAL TAX IMPLICATIONS OF THE MERGER?
The mergers will not be a taxable event (i.e., no gain or loss will be recognized) to any of the funds or their shareholders.
WHAT WILL BE THE SIZE OF FIDELITY CA INCOME AFTER THE MERGER AND HOW HAS THE FUND PERFORMED?
If all three proposals pass, the combined fund will have over $1 billion in assets. For calendar year 1995, Fidelity CA Income returned 19.17% compared with 17.45% for the Lehman Brothers Municipal Bond Index. For calendar year 1996, the fund returned 4.76% compared with 4.43% for the Lehman Brothers Municipal Bond Index.
HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF FIDELITY CA INCOME THAT I WILL RECEIVE?
As of 4 P.M. Eastern Time on the Closing Date of each merger, shareholders will receive the number of full and fractional shares of Fidelity CA Income that is equal in value to the aggregate net asset value of their shares on that date. Closing Dates for each fund are listed below:
FUND     MERGES INTO    CLOSING DATE
Spartan CA Income    Fidelity CA Income   August 14, 1997
Spartan  CA Intermediate    Fidelity CA Income   August 21, 1997
Fidelity CA Insured   Fidelity CA Income   August 28, 1997
The Shareholder Meetings could be adjourned, or if other circumstances arise, the Closing Dates may be adjusted.
WHAT IMPACT WILL THE MERGER HAVE ON THE SHARE PRICE OF FIDELITY CA INCOME? The net asset value per share of Fidelity CA Income will not be changed by the merger.
WHAT ARE MY OTHER INVESTMENT ALTERNATIVES?
Fidelity offers Fidelity California Municipal Money Market Fund, a money market fund that invests in high quality, short-term municipal securities and seeks current income exempt from federal and California state personal income tax. As a money market fund, it seeks to maintain a stable $1.00 net asset value. The total return on Fidelity California Municipal Money Market Fund for calendar 1996 was 2.90%.
Additional California municipal bond funds are available through Fidelity by calling FundsNetwork at 1-800-544-9697.
HOW DO I VOTE MY SHARES?
You can vote your shares by completing and signing the enclosed proxy card(s), and mailing it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposal(s) or how to vote your shares, please call us at 1-800-544-6666.

ADDITIONAL Q&A - NOT PROVIDED TO SHAREHOLDERS
Q HOW DOES FIDELITY CA INCOME COMPARE TO THE 3 CALIFORNIA FUNDS THAT ARE BEING MERGED AWAY?
A Fidelity CA Income, the surviving fund, has had the highest 1 year and 3 year average annual returns of the four funds for the period ending 3/31/97. (See chart).
In distribution yield for the 12 months ended 5/31/97, Fidelity CA Income was higher than Fidelity CA Insured and Spartan CA Intermediate. Spartan CA Income had a slightly higher distribution yield than Fidelity CA Income.
      Average Annual Total    Distribution    M'Star
      Return (3/31)           Yield           Rating


                                 1 Year   3 Year   12 months (5/31/97)   4/30/97

FIDELITY CA INCOME (#091)        6.26%    6.73%    5.10%                 4 STAR

Spartan CA Income (#456)         6.13%    6.66%    5.17%                 4 Star

Spartan CA Intermediate (#432)   5.07%    6.40%    4.58%                 4 Star

Fidelity CA Insured (#403)       5.39%    6.33%    5.06%                 2 Star


Source:  FundFacts as of May 31, 1997
Q DOES FIDELITY CA INSURED "INSURE" OR "GUARANTEE" THAT I WON'T LOSE ANY
MONEY?
A No. An "insured" fund does NOT guarantee the safety of your investment. In general, "insured" funds hold a higher percentage of securities with bond insurance. Bond insurance is NOT protection against market loss. It is third party insurance that guarantees timely payment of principal and interest.
Q WHAT IS THE QUALITY OF FIDELITY CA INCOME HOLDINGS VERSUS FIDELITY CA
INSURED?
A Both Fidelity CA Income and Fidelity CA Insured have very high quality portfolios. Specifically, 82% of Fidelity CA Income and 91% of Fidelity CA Insured holdings were rated "A" or better by S&P as of 3/31/97. In addition, Fidelity CA Income had approximately 40% of its portfolio in insured bonds versus nearly 72% for Fidelity Insured as of 3/31/97.
While generating higher average monthly returns (.384% vs. .331%), Fidelity CA Income had lower volatility of returns than Fidelity CA Insured since January 1994. Volatility, as measured by standard deviation, was 1.75% for Fidelity CA Income versus 1.96% for Fidelity CA Insured.
Q IN GENERAL, WHAT ARE THE DEFAULT RATES IN MUNICIPAL SECURITIES?
A While all four of Fidelity's California bond funds were invested solely in investment grade securities as of 4/30/97, the following funds may invest up to 5% of assets in non-investment grade securities: Fidelity CA Income, Spartan CA Income, and Spartan CA Intermediate. Fidelity CA Insured is not allowed to invest in non-investment grade securities.
I can give you a little background on municipal securities default rates. Default rates for municipal securities have been falling for several years. Through 1994, only 0.5% of outstanding issues have defaulted. In addition, Standard & Poor increased their ratings on 672 municipal issues in 1996, reflecting the improved financial condition of these issuers.
Q WHY SHOULD I VOTE TO GIVE UP THE EXTRA PROTECTION OF FIDELITY CA INSURED?
A
1) Fidelity CA Income is a high quality portfolio that also has significant insured holdings.
2) Fidelity CA Insured is not an "insured" fund. However, it does hold many securities that are insured for the timely payment of principal and interest.
3) The overall default rates for municipal securities have been declining which lessens the need for bond insurance.
4) Fidelity CA Income is a large, broadly diversified fund that can participate in the entire
 California municipal market, not just the smaller, insured segment.
5) Lower expense ratio (53 bp) guaranteed by Fidelity for more than 2 years.
Q WHAT IS THE INTEREST RATE SENSITIVITY OR DURATION OF THESE FUNDS?
A Duration is a measure of how much a bond's price fluctuates with changes in comparable interest rates. It is a time measure of interest rate risk exposure that takes into account coupon and maturity payments and the yield to maturity based on the price of the bond.
As of 4/30/97, duration for Fidelity CA Income, Spartan CA Income, and Fidelity CA Insured is very similar (approximately 7.6 years). Spartan CA Intermediate has a shorter duration (5.9 years) than Fidelity CA Income (7.6 years).